Exhibit 99.1

ShopNBC Board Appoints John Buck as CEO and Keith Stewart as President, COO

Minneapolis, MN, August 22, 2008 — ShopNBC (Nasdaq:VVTV) today announced that, effective immediately, its Board of Directors has appointed John D. Buck, age 58, to serve as the Company’s Chief Executive Officer. Mr. Buck is currently Executive Chairman of the ShopNBC Board and served as Interim CEO of ShopNBC from November 2007 to March 2008. Mr. Buck replaces Rene Aiu, who is leaving ShopNBC and its Board of Directors. The Company also announced that the Board appointed Keith R. Stewart, age 45, a TV shopping veteran who recently served as a senior executive with QVC, to serve as ShopNBC’s President and Chief Operating Officer. Both individuals will be members of the Board of Directors.

Mr. Stewart has over 20 years of executive retail experience both domestically and internationally with nearly 15 years of operational and leadership experience in home shopping at QVC. He possesses a strong understanding of multi-channel retailing and has a proven history of delivering growth and profitability spanning markets in the United States and Germany.

John Buck, ShopNBC’s Chief Executive, said, “Given the Company’s recent performance, the Board concluded that ShopNBC needs a different kind of leadership and vision. Today’s actions are in the best interests of the Company, its shareholders, customers, employees, and vendors.

“ShopNBC is fortunate to have a world-class TV shopping executive like Keith join the Company. He can immediately take on the responsibilities of President and COO to lead ShopNBC operations and its team at this critical juncture. The Board is confident in his ability to implement the Company’s strategic and operational plans and work closely and collaboratively with our talented and dedicated employees to build our business. I look forward to working side-by-side with Keith to move the Company forward and re-build shareholder value.”

“I am excited to become an integral part of ShopNBC and work closely with John who knows this company, its employees and customers well,” said Mr. Stewart. “I look forward to leveraging my experience in home shopping to help position ShopNBC and its unique assets for improved future performance and success.”

Mr. Stewart served the majority of his retail career at QVC, where he most recently was General Manager of QVC’s large and profitable German business unit, Vice President – Merchandising Home of QVC (USA), and Vice President – International Sourcing of QVC (USA). During his tenure at QVC, he developed expertise in all areas of TV shopping, including merchandising, programming, cable distribution, strategic planning, organizational development, and international sourcing. Mr. Stewart is also experienced in leading a large employee base and vendor community with a focus to drive sales, profits, and new customers. He began his career as Merchandise Manager of Commtron Corp., responsible for wholesale merchandising of entertainment and communication electronics nationwide.

Mr. Buck has served on the ShopNBC Board of Directors since 2004, serving most recently as Executive Chairman of the Board. He also served as our interim CEO from November 2007 to March 2008. His previous experience includes serving as chief executive officer of Medica, Minnesota’s second largest health insurer, from February 2002 to May 2003. Previously, Mr. Buck worked for Fingerhut Companies from 1996 to October 2000 where he held executive positions of increasing responsibility, concluding with service as president and chief operating officer. He currently serves as non-executive chairman of the board of Medica and serves on the board of directors of Patterson Companies, Inc. and Halo Innovations. Previously, Mr. Buck held senior executive management positions at Graco Inc., Honeywell Inc., and Alliant Techsystems Inc.

Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

About ShopNBC
ShopNBC is a direct-to-consumer, multi-media shopping destination for little luxuries and fashion must-haves. The shopping network reaches 70 million homes in the United States via cable affiliates and satellite: DISH Network channel 228 and DIRECTV channel 316. ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (Nasdaq: VVTV). For more information, please visit www.ShopNBC.com.
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Contact Info:
Frank Elsenbast, CFO, 952-943-6262